UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

Conn’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34956	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4055 Technology Forest Blvd., Suite 210 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (936) 230-5899
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Supplemental Information for Monthly Noteholder Report - Conn’s Receivables Funding 2015-A, LLC
As of September 30, 2015

Explanatory Note

Conn's Inc. (the "Company") is providing this supplemental information that the Company believes will be useful to individuals reviewing the monthly Noteholder Report for Conn’s Receivables Funding 2015-A, LLC posted on its investor relations website at ir.conns.com. The information presented in the report will differ from the information in the Company’s financial statements for two reasons. First, the Noteholder Report reflects information for the securitized portfolio only, whereas the Company results reflect all receivables outstanding, including those recently originated. Second, the information in the Noteholder Report is not reported on the same basis as the Company’s financial statements.

A. Cash Flow Analysis

Generally, cash collected on the securitized receivables is used first to pay fees and expenses, including servicing expense, then to pay interest expense, followed by required principal payments, with any remaining cash flow remitted to the owner of the residual interest.

Before the residual interest owner receives any cash flow, the bonds are required to be paid down to a level that will result in the level of overcollateralization increasing to 25.0%. Cash collected on the portfolio from August 1, 2015 to September 30, 2015 was sufficient to increase the overcollateralization from 22.5%, as of the close of the transaction, to 24.8% as of September 30, 2015. At the closing of the transaction, the difference between initial overcollateralization rate (22.5%) and the targeted overcollateralization rate (25.0%) was approximately $36.1 million. As reflected in the Noteholder Report, only $2.6 million remained to be paid on the notes to increase the overcollateralization rate to the targeted rate, as of the date of the report. After the overcollateralization target is achieved, all cash flows in excess of what is required to pay fees and expenses and make the principal payments required to maintain the targeted overcollateralization rate will be remitted to the holder of the residual interest in the portfolio.

B. Delinquency

Delinquencies greater than 60 days will be higher as a percentage of the total in the securitized portfolio than in the retained portfolio, since the securitized portfolio does not include recently originated receivables.

Reconciliation of Securitized to Consolidated Portfolio Delinquency performance:

	As of September 30, 2015
(dollars in millions)	60-plus Day Delinquency	Total Customer Portfolio Balance
Securitized portfolio balance	$147.5	$1,241.4
% Delinquent	11.9%

Retained portfolio balance	$0.6	$261.6
% Delinquent	0.2%

Consolidated portfolio balance	$148.1	$1,503.0
% Delinquent	9.9%

C. Net Charge-offs

Net Charge-offs (outstanding receivables that become defaulted receivables less recoveries) reflected in the Noteholder Report will be higher than the bad debt charge-offs (net of recoveries) reported by the Company each quarter for the following reasons:

•	Earned, unpaid interest on charged off accounts is included in charge-offs in the Noteholder report, but is reported as a reduction of interest income in the Company’s financial statements.

•
Certain recoveries reflected as a reduction of charge-offs in the Company’s financial reports are being retained by Conn’s and not transferred for the benefit of the securitized portfolio. Thus, recoveries reported in the Noteholder Report will be lower.

D. Yield

Yield reflected in the Noteholder Report will be different from the “Interest Income and Fees” reported by the Company for the following reasons:

•	Earned, unpaid interest on charged off accounts is reported as a reduction of interest income in the Company’s financial statements but is included in defaulted receivables in the Noteholder report.

•
Interest Income waived on accounts satisfying the cash option terms is reflected as a reduction of Finance Charges in the Noteholder Report when the conditions are met (lump sum reversal of all previously earned interest under deferred interest programs). In the Company’s financial statements, amounts expected to be waived are estimated and accrued each month, instead of being reflected when the program terms are fully satisfied.

None of the information contained in Item 7.01 of this Form 8-K shall be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and none of it shall be incorporated by reference in any filing under the Securities Act of 1933, as amended. Furthermore, this report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.
Date:	October 15, 2015	By:	/s/ Thomas R. Moran
		Name:	Thomas R. Moran
		Title:	Executive Vice President and Chief Financial Officer